Surf Air Mobility Inc.

Mandatory Convertible Security

Original Issuance Date: August 7, 2024 Maturity Date: August 7, 2029	Original Par Amount: U.S.$35,200,000.00

FOR VALUE RECEIVED, Surf Air Mobility Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of GEM Global Yield LLC SCS (“GEM”) or its registered assigns (“Holder”) the amount set forth above as the Original Par Amount (as adjusted pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Par Amount”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Mandatory Convertible Security (including all Mandatory Convertible Securities issued in exchange, transfer or replacement hereof, each a “Security” and collectively, the “Securities”) has been issued pursuant to a Security Purchase Agreement, dated March 1, 2024, between the Company and GEM. Certain capitalized terms used herein are defined in Section 29.

1.
PAYMENTS OF PAR AMOUNT. On the Maturity Date, the Company shall pay to the Holder, at the Company’s option, either (x) an amount in cash representing 100% of the then outstanding Par Amount, or (y) a number of shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) calculated pursuant to Section 3(b) hereof.
2.
NO INTEREST. This Security shall not bear interest.
3.
CONVERSION OF SECURITY. At any time prior to the Maturity Date, this Security shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 3.
(a)
Holder’s Conversion Right. Subject to the provisions of Section 3(d), at any time or times prior to the Maturity Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall pay cash in lieu of such share based upon the closing price of the Common Stock on the Principal Market (or if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded), or if there is no closing price, then of the fair market value determined in good faith by the Company’s Board of Directors, on the day prior to the making of such payment. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.
(b)
Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).
(i)
“Conversion Amount” means the portion of the Par Amount to be converted, with respect to which this determination is being made.
(ii)
“Conversion Price” means, as of any Conversion Date or other date of determination, the lesser of (x) $4.45 (the “Fixed Conversion Price”), subject to adjustment as provided herein, and (y) the average of the five (5) lowest VWAPs of the Common Stock listed on the Principal Market (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) during the thirty (30) Trading Days immediately preceding (but not including) the date of delivery of a Conversion Notice (the “Floating Conversion Price”).
(c)
Mechanics of Conversion.
(i)
Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company (with any Conversion Notice received after 5:00 p.m., New York time, on any date being deemed to have been received on, and the Conversion Date shall be, the next Business Day following receipt). If required by Section 3(c)(iii), within three (3) Trading Days following a conversion of this Security as aforesaid, the Holder shall surrender this Security to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Security in the case of its loss, theft or destruction as contemplated by Section 16(b)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment and confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the “Transfer Agent”) in the form attached hereto as Exhibit II, which acknowledgment shall (A) contain a representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, and (B) constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities

Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. If this Security is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Par Amount of this Security is greater than the portion of the Par Amount comprising the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Security and at its own expense, issue and deliver to the Holder (or its designee) a new Security (in accordance with Section 16(d)) representing the outstanding Par Amount not converted; provided, that the Holder shall be permitted to convert such new Security at any time without regard to the date of the Holder’s receipt of such new physical certificate with respect to such new Security. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Security shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
(ii)
Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of this Security (as the case may be) (a “Conversion Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Security as required pursuant to the terms hereof; provided that the payments by the Company set forth in this Section 3(c)(ii) shall be deemed to satisfy fully its obligations to delivery any shares of Common Stock pursuant to Section 3(c)(i).
(iii)
Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Security and the Par Amounts of the Securities held by such holders (the “Registered Securities”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Securities shall treat each Person whose name is recorded in the Register as the owner of a Security for all purposes (including, without limitation, the right to receive payments of the Par Amount hereunder) notwithstanding notice to the contrary. A Registered Security may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Security by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Securities in the same aggregate Par Amount as the Par Amount of the surrendered Registered Security to the designated assignee or transferee pursuant to Section 16, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Security within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Security in accordance with the terms hereof, the Holder shall not be required to physically surrender this Security to the Company unless (A) the full Conversion Amount represented by this Security is being converted (in which event this Security shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Security upon physical surrender of this Security. The Holder and the Company shall maintain records showing the portion of the Par Amount converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Security upon conversion. If the Company does not update the Register to record such portion of the Par Amount converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.
(iv)
Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Security, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 21.
(d)
Limitations on Conversions. The Company shall not effect the conversion of any portion of this Security, and the Holder shall not have the right to convert any portion of this Security pursuant to the terms and conditions of this Security and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Security with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Security beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Security without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion

Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Security, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Security results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other Person that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Security in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Security pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Security.
(e)
Mandatory Conversion. If any Par Amount remains outstanding on the Maturity Date, then the Holder shall be deemed to deliver a Conversion Notice on the Maturity Date, and the entire amount of the outstanding Par Amount shall convert into shares of Common Stock pursuant to the provisions of Section 3(c) hereof, with the Conversion Date being deemed to be the Maturity Date. For the avoidance of doubt, this Security will convert into shares of Common Stock on the Maturity Date at the lesser of the Fixed Conversion Price or the Floating Conversion Price.
(f)
Maximum Conversion. Notwithstanding anything to the contrary in any other provision of this Security, the maximum number of shares of Common Stock into which this Security may convert pursuant to the terms hereof shall be 8,000,000 (the “Maximum Conversion Amount”). If, following conversion of any portion of the Par

Amount of this Security to 8,000,000 shares of Common Stock prior to the Maturity Date, there remains any Par Amount outstanding, then the Company shall have the option (x) to increase the Maximum Conversion Amount at its sole discretion, (y) to pay to the Holder an amount in cash representing 115% of the remaining outstanding Par Amount, or (z) to increase the remaining outstanding Par Amount by 15% of the amount outstanding immediately after issuance of the Maximum Conversion Amount (wherein such increased amount then becomes the Par Amount).
4.
RIGHTS UPON FUNDAMENTAL TRANSACTION.
(a)
Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Security in accordance with the provisions of this Section 4(a) pursuant to a written agreement, including an agreement to deliver to each holder of Securities in exchange for such Securities a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Securities, including, without limitation, having a principal amount equal to the principal amounts then outstanding held by such holder, having similar conversion rights as this Security and having similar ranking and security to the Securities, and reasonably satisfactory to the Holder and (ii) the Successor Entity (or its Parent Entity, as applicable) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Security referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Security with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Security at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 5 and 13, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Securities prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (or its Parent Entity, as applicable) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Security been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Security), as adjusted in accordance with the provisions of this Security. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(a) to permit the Fundamental Transaction without the assumption of this Security. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Security.

5.
RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.
(a)
Purchase Rights. In addition to any adjustments pursuant to Section 6 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Security (without taking into account any limitations or restrictions on the convertibility of this Security (other than the Maximum Conversion Amount)) and assuming for such purpose that the Security was converted at the Conversion Price as of the applicable record date) immediately prior to the record date for the grant, issuance or sale of such Purchase Rights, or, if no such record date is set, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).
(b)
Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Security, at the Holder’s option (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Security) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Security initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 5 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Security.
6.
RIGHTS UPON ISSUANCE OF OTHER SECURITIES.
(a)
Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Sections 5 or 6, if the Company subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Sections 5 or 6, if the Company combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.
(b)
Calculations. All calculations under this Section 6 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
(c)
Voluntary Adjustment by Company. At any time after the date hereof, the Company may, with the prior written consent of the Holder, reduce the then current Conversion Price of each of the Securities to any amount and for any period of time deemed appropriate by the board of directors of the Company.
7.
LIMITATIONS ON DAILY TRADING VOLUME. The Holder hereby covenants and agrees that the Holder, its Affiliates and any entity managed by the Holder (together, the “Holder Entities”) shall, on any Trading Day, restrict the daily volume of sales of any shares of Common Stock issued pursuant to the conversion of any Securities together with any other shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the 1934 Act) by the Holder Entities to 1/10th of the daily volume of shares of Common Stock traded on the Principal Market during the immediately preceding Trading Day.
8.
NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Security, and will at all times in good faith carry out all of the provisions of this Security and take all action as may be required to protect the rights of the Holder of this Security. Without limiting the generality of the foregoing or any other provision of this Security, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Security above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Security. Notwithstanding anything herein to the contrary, if after the ninetieth (90th) calendar day after the issuance of this Security, the Holder is not permitted to convert this Security in full for any reason (other than pursuant to restrictions set forth in Section 3(d) hereof), the Company shall use its reasonable best efforts to promptly remedy such failure, including, without limitation, using reasonable best efforts to obtain such consents or approvals as are necessary to permit such conversion into shares of Common Stock.
9.
RESERVATION OF AUTHORIZED SHARES.
(a)
Reservation. So long as any Securities remain outstanding, the Company shall at all times reserve a number of shares of Common Stock to effect the conversion of all of the Securities then outstanding (without regard to any limitations on conversions and assuming such Securities remain outstanding until the Maturity Date) equal to 150% of the greatest number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Securities then outstanding (without regard to any limitations on conversions and assuming such Securities remain outstanding until the Maturity Date) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Securities based on the total Par Amount of the Securities held by all holders (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Securities, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Securities shall be allocated to the remaining holders of Securities, pro rata based on the principal amount of the Securities then held by such holders.
(b)
Insufficient Authorized Shares. If, notwithstanding Section 8(a), and not in limitation thereof, at any time while any of the Securities remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Securities at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Securities then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall undertake the necessary procedures for shareholder approval of an increase in the number of authorized shares or reverse split of Common Stock. In connection with such procedures, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares or reverse split of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of Common Stock pursuant to the terms of this Security due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 9(a); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Notwithstanding the foregoing, in no event shall the Company pay both a payment pursuant to this provision and a payment pursuant to a Buy-In provision occurring after the Company has delivered notice to the Holder of the occurrence of an Authorized Share Failure.
10.
REDEMPTIONS AT THE COMPANY’S ELECTION.
(a)
Company Optional Redemption. Notwithstanding any other provisions of this Security, the Company shall have the right to redeem all, or any portion of the Par Amount then outstanding under this Security (a “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The portion of this Security subject to redemption pursuant to this Section 10(a) shall be redeemed by the Company in cash at a price (each, a “Company Optional Redemption Price”) equal to 115% of the amount being redeemed as of the Company Optional Redemption Date. The Company may exercise its right to require redemption under this Section 10(a) by delivering a written notice thereof to all, but not less than all, of the holders of Securities with respect to the applicable pro rata portion of the Company Optional Redemption (each, a “Company Optional Redemption Notice” and the date all of the holders of Securities received such notice is referred to as a “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice in any three (3) Trading Day period and each Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (each, a “Company Optional Redemption Date”) which date shall not be less than three (3) Trading Days nor more than ten (10) Trading Days following the Company Optional Redemption Notice Date, and (y) state the aggregate Par Amount of the Securities which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Securities pursuant to this Section 10(a) on the Company Optional Redemption Date. All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Security required to be redeemed on the Company Optional

Redemption Date. Redemptions made pursuant to this Section 10(a) shall be made in accordance with Section 10. In the event of the Company’s redemption of any portion of this Security under this Section 10, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 10 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
11.
REDEMPTIONS.
(a)
Mechanics. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. In the event of a redemption of less than the entire outstanding Par Amount of this Security, following the Holder’s submission of the Security to the Company, the Company shall promptly cause to be issued and delivered to the Holder a new Security (in accordance with Section 16(d)) representing the outstanding Par Amount which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Security representing the Par Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Par Amount, and (y) the Company shall immediately return this Security, or issue a new Security (in accordance with Section 16(d)), to the Holder.
12.
VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Security, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Security.
13.
DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 6, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to all or substantially all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions, as and when actually made by the Company, as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Security (without taking into account any limitations or restrictions on the convertibility of this Security (other than the Maximum Conversion Amount) and assuming for such purpose that the Security was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation). The Company shall have the option to pay Distributions to the Holder in like kind as such Distributions are paid to holders of the Company’s Common Stock, or to pay such distributions in kind by increasing the Par Amount of this Security.
14.
AMENDING THE TERMS OF THIS SECURITY. The prior written consent of the Company and the Holder shall be required for any change, waiver or amendment to this Security.
15.
TRANSFER. This Security may not be offered, sold, assigned or transferred by the Holder without the consent of the Company, except that such consent shall not be required for a transfer of this Security or any portion thereof by the Holder to an Affiliate that is Controlled by the Holder.
16.
REISSUANCE OF THIS SECURITY.
(a)
Transfer. If this Security is to be transferred, the Holder shall surrender this Security to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Security (in accordance with Section 16(d)), registered as the Holder may request, representing the outstanding Par Amount being transferred by the Holder and, if less than the entire outstanding Par Amount is being transferred, a new Security (in accordance with Section 16(d)) to the Holder representing the outstanding Par Amount not being transferred. The Holder and any assignee, by acceptance of this Security, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Security, the outstanding Par Amount represented by this Security may be less than the Par Amount stated on the face of this Security.
(b)
Lost, Stolen or Mutilated Security. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Security (as to which a written affidavit and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Security, the Company shall execute and deliver to the Holder a new Security (in accordance with Section 16(d)) representing the outstanding Par Amount.
(c)
Security Exchangeable for Different Denominations. This Security is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Security or Securities (in accordance with Section 16(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Par

Amount of this Security, and each such new Security will represent such portion of such outstanding Par Amount as is designated by the Holder at the time of such surrender.
(d)
Issuance of New Securities. Whenever the Company is required to issue a new Security pursuant to the terms of this Security, such new Security (i) shall be of like tenor with this Security, (ii) shall represent, as indicated on the face of such new Security, the Par Amount remaining outstanding (or in the case of a new Security being issued pursuant to Section 16(a) or Section 16(c), the Par Amount designated by the Holder which, when added to the Par Amount represented by the other new Securities issued in connection with such issuance, does not exceed the Par Amount remaining outstanding under this Security immediately prior to such issuance of new Securities), (iii) shall have an issuance date, as indicated on the face of such new Security, which is the same as the Original Issuance Date (as set forth on the face of this Security), and (iv) shall have the same rights and conditions as this Security.
17.
REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Security shall be cumulative and in addition to all other remedies available under this Security at law or in equity (including a decree of specific performance and/or other injunctive relief); provided, however, that in no event shall the Holder be entitled to consequential, incidental or punitive damages for any failure by the Company to comply with the terms of this Security. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. Subject to confidentiality requirements and applicable legal requirements, the Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder, that is reasonably necessary to address a bona fide, specific question about the Company’s compliance with the terms and conditions of this Security, and that can be produced by the Company without unreasonable burden to the Company in order to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Security (including, without limitation, compliance with Section 6).
18.
PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Security is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Security or to enforce the provisions of this Security or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Security, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.
19.
CONSTRUCTION; HEADINGS. This Security shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Security are for convenience of reference and shall not form part of, or affect the interpretation of, this Security. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Security instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Security.
20.
FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 3(d).
21.
DISPUTE RESOLUTION.
(a)
Submission to Dispute Resolution.
(i)
In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, a Black Scholes Consideration Value, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party by notice as specified hereunder. If the Holder and the Company are unable to promptly (but in any event, by the tenth (10th) day following the commencement of such dispute) resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such Black Scholes Consideration Value, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the fifth (5th) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Company and the Holder shall mutually agree upon an independent, reputable investment bank to resolve such dispute.
(ii)
The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 21 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New

York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).
(iii)
The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company in the event that the Holder substantially prevails, or borne solely by the Holder in the event that the Company substantially prevails, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.
(b)
Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 21 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 21, (ii) the terms of this Security shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Security, (iii) the Holder (and only the Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 21 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 21 and (iv) nothing in this Section 21 shall limit the Holder or the Company from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 21).
22.
NOTICES; CURRENCY; PAYMENTS.

(a)
Notices. The Company will give written notice to the Holder (i) within three (3) Business Days, upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution to all or substantially all holders of shares of Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all or substantially all holders of shares of Common Stock or (C) for determining rights of the stockholders of the Company to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.
(b)
Delivery of Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing, delivered by electronic mail to the address designated below, and shall be effective on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a Business Day at the address of the recipient it is deemed to have been received at the commencement of business on the next business day. The address for such communications shall be:

If to the Company: Surf Air Mobility Inc.
Attn: Sudhin Shahani, Authorized Officer
Email: sudhin@surfair.com

With a copy (which shall not constitute notice) to:

Surf Air Mobility Inc.
Attn: General Counsel
Email: legalnotices@surfair.com

If to GEM: GEM Global Yield LLC SCS
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com

If to any other Holder: As specified in notice provided by such Holder to the Company

(c)
Currency. All dollar amounts referred to in this Security are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Security shall be paid in U.S. Dollars. Except as provided in Section 27, all amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Security, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(d)
Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Security, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Security is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any portion of the Par Amount and/or other amounts due which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve percent (12%) per annum from the date such amount was due until the same is paid in full.
23.
CANCELLATION. After the Par Amount and other amounts at any time owed on this Security have been paid in full, this Security shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
24.
WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Security.
25.
GOVERNING LAW. This Security shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Security shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 21 above, the Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 21. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS SECURITY OR ANY TRANSACTION CONTEMPLATED HEREBY.

26.
JUDGMENT CURRENCY.
(a)
If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 26 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Security, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:
(i)
the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or
(ii)
the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 26(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).
(b)
If in the case of any proceeding in the court of any jurisdiction referred to in Section 26(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.
(c)
Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Security.
27.
SEVERABILITY. If any provision of this Security is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Security so long as this Security as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
28.
MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
29.
CERTAIN DEFINITIONS. For purposes of this Security, the following terms shall have the following meanings:
(a)
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
(b)
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(c)
“Affiliate” or “Affiliated” means with respect to any Person (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by such Person, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such Person, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.
(d)
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Exchange Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.
(e)
“Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security as of the date of issuance of such Option or Convertible Security, (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security.
(f)
“Bloomberg” means Bloomberg, L.P.

(g)
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(h)
“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 21. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.
(i)
“Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
(j)
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
(k)
“Control” means the power, directly or indirectly, either to vote 50.1% or more of the share capital having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(l)
“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.
(m)
“Eligible Market” means The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCQX or the Principal Market.
(n)
“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, on a consolidated basis, to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Security calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(o)
“GAAP” means United States generally accepted accounting principles, consistently applied.
(p)
“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
(q)
“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
(r)
“Maturity Date” shall mean August 7, 2029.
(s)
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(t)
“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(u)
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.
(v)
“Principal Market” means The New York Stock Exchange.
(w)
“SEC” means the United States Securities and Exchange Commission or the successor thereto.
(x)
“Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns majority of the outstanding capital stock or holds a majority of the equity or similar interests of such Person or (II) otherwise controls or operates the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”
(y)
“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
(z)
“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(aa)
“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price and trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.
(bb)
“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 21. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
30.
DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Security, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed as of the date set out above.

SURF AIR MOBILITY INC.
By: /s/ Deanna White
Name: Deanna White
Title: Interim Chief Executive Officer

Senior Convertible Security - Signature Page

EXHIBIT I

SURF AIR MOBILITY INC.
CONVERSION NOTICE

Reference is made to the Senior Convertible Security (the “Security”) issued to the undersigned by Surf Air Mobility Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Security, the undersigned hereby elects to convert the Conversion Amount (as defined in the Security) of the Security indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Security.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Security is being converted to Holder, or for its benefit, as follows:

 FORMCHECKBOX Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

FORMCHECKBOX Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, Name of Registered Holder
By: Name: Title: Tax ID:_____________________ Facsimile:___________________ E-mail Address:

Exhibit II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

SURF AIR MOBILITY INC.
By:
Name:
Title: